Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement, dated as of December 23, 2025, amends that certain Amended and Restated Employment Agreement (the “Original Agreement”), dated September 24, 2021, by and between THE ONE GROUP HOSPITALITY, INC., a Delaware corporation (the “Company”), and EMANUEL HILARIO (the “Executive”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Section 2 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“2.Term. The employment hereunder shall be for a term of nine (9) years commencing on the Effective Date and ending on the nine (9) year anniversary thereof (the “Expiration Date”), unless terminated earlier pursuant to Section 4 of this Agreement (the “Term of Employment”). Thereafter, this Agreement shall automatically be renewed and the Term of Employment extended for additional consecutive terms of one (1) year (each a “Renewal Term”), unless such renewal is objected to by either the Company or the Executive upon ninety (90) days’ written notice prior to the commencement of the next Renewal Term. In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date.”

2.Section 3(b) is hereby amended and restated to read in its entirety as follows:

“(b)Bonus. The Executive will be eligible to receive annually a performance-based incentive reward (the “Bonus”) based in part upon achievement of individual and corporate performance objectives as determined by the Board. The Bonus shall be targeted at one hundred percent (100%) of the Executive’s then-effective annual Base Salary, which shall increase to two hundred percent (200%) effective as of July 1, 2025 (such that, for fiscal 2025, the target bonus will be a blended rate of 150%). The Executive shall be eligible to receive a Bonus in excess of the targeted Bonus if Company performance exceeds 100% of the targeted goals, and a Bonus below the target amount may be payable if actual performance at least equals a minimum threshold, each as approved by the Board in consultation with the Executive at the time the annual performance goals are established. Notwithstanding the foregoing, whether the Executive receives a Bonus and the amount of any such Bonus, will be determined by the Board in its sole and absolute discretion, except that any portion of the Bonus that Board determines to be based on the targeted goals will be considered non-discretionary and payable based on achievement of such goals. The Bonus will be deemed earned provided that the Executive is employed as of December 31st of the calendar year to which such Bonus relates and is not in material breach of this Agreement as of the payment date. The Bonus, if any, will be paid no later than April 30 of the year following the year to which the performance objectives relate.  Executive shall also be paid a special bonus of $1,000,000, $500,000 of which shall be paid with the Company’s next regularly scheduled payroll that is at least five (5) business days following December 23, 2025, and the balance of which shall be paid with the Company’s next regularly scheduled payroll occurring on or after January 1, 2026.  If the Company terminates Executive’s employment for Cause or Executive voluntarily terminates his employment without Good Reason: (i) prior to December 23, 2026, Executive shall repay 100% of such special bonus; (ii) on or after December 23, 2026 and prior to December 23, 2027, Executive shall repay 2/3 of such special bonus; and (iii) on or after December 23, 2027 and prior to December 23, 2028, Executive shall repay 1/3 of such special bonus (such three-year period, the “Claw-Back Period”, and the period from the date of termination through the end of the Claw-Back Period, the “Remainder of the Period”); provided, however, that the amount of the special bonus to be repaid shall be reduced by the amount of Colorado state income taxes  and Medicare taxes previously paid by Executive with respect to the special bonus that cannot be recouped by Executive from the applicable taxing authority with respect to the Remainder of the Period.”

3.Section 3(c) is hereby amended and restated to read in its entirety as follows:

“(c)Equity Incentives. Executive shall receive the following equity incentives: (i) a grant of 100,000 restricted stock units (“RSUs”), which RSUs that will vest in four annual installments commencing on August 31, 2023 if Executive continues to be employed by the Company; (ii) a grant of 500,000 RSUs that will be earned and vest based on attainment of 15% year-over-year stock price increases over a four year period and on Executive’s continued employment; and (iii) such other incentive awards, including without limitation under the Company’s Long-Term Incentive Program, as determined from time to time by the Compensation Committee of the Board and the Board, with the annual grants under the Company’s Long-Term Incentive Program to have a target value equal to 200% of Executive’s Base Salary starting in fiscal 2026.”

4. Except as set forth in Sections 1-3 above, the Original Agreement is unmodified and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date set forth above.

THE ONE GROUP HOSPITALITY, INC.

By: /s/ Dimitrios Angelis

Name: Dimitrios Angelis

Title:Chair, Compensation Committee of the Board of Directors

EMANUEL HILARIO

/s/ Emanuel Hilario

Emanuel Hilario

[Signature Page to Amendment to Amended and Restated Employment Agreement]